Exhibit 4.59

Supplementary Agreement to the Exclusive Call Option Agreement

This Agreement is made and entered into by the Parties below on October 1, 2018 in Beijing:

Party A: Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd. (“Party A” to the Exclusive Call Option Agreement)

Registered address: Room 208A, 2nd Floor, Building No. 14, South District of No. 46 Zhongguancun South Street, Haidian District, Beijing

Party B(I): Mo Tianquan (“Party B(I)” to the Exclusive Call Option Agreement)

Address: [REDACTED]

PRC ID No.: [REDACTED]

Party B(II): Huang Yu (“Party B(II)” to the Exclusive Call Option Agreement)

Address: [REDACTED]

PRC ID No.: [REDACTED]

Party C: Beijing Zhong Zhi Hong Yuan Data Information Technology Co., Ltd. (“Party C” to the Exclusive Call Option Agreement)

Registered address: Room 1105, 11th Floor, Building No. 2, 20 Guogongzhuang Middle Street, Fengtai District, Beijing

Party D: China Index Holdings Limited

Registered address: Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

(Party B(I) and Party B(II) are hereinafter referred to as “Party B.” Party A, Party B, Party C and Party D are each referred to as a “Party” and collectively, the “Parties.”)

WHEREAS:

Party A, Party B(I), Party B(II) and Party C to this Agreement entered into the the Exclusive Call Option Agreement (hereinafter referred to as the “Exclusive Call Option Agreement”) in Beijing on June 11, 2018, in which it is agreed that Party B irrevocably grants Party A exclusive call option to acquire Party C’s equity interest. NOW, THEREFORE, in order to further identify the rights and obligations of any Party, the Parties hereof, through friendly negotiations, intending to be legally bound, agree on the following supplementary matters in relation to the unsettled matters under the Exclusive Call Option Agreement.

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1.	The Parties understand and acknowledge that, Party A is a wholly-owned subsidiary of Party D and has been designated by Party D to enter into the Exclusive Call Option Agreement. The Parties agree that, to the extent permitted by the PRC laws, after the execution of this Agreement, Party D shall enjoy the same rights as enjoyed by Party A under the Exclusive Call Option Agreement. Party D has the right, at any time, to replace Party A or to designate another person or persons (“designated person (s)”) to be the successor of Party A and bear all the obligations, rights and duties of Party A under the Exclusive Call Option Agreement, in steps at Party D’s discretion. In this regard, each Party shall provide assistance, including but not limited to cooperating with Party D to enter into relevant legal documents. The “person” specified in this paragraph and this Agreement refers to a natural person, legal person or unincorporated entity.

2.	Party D’s contact information is as follows:

Address: Tower A, 20 Guogongzhuang Middle Street, Fengtai District, Beijing

Fax: [REDACTED]

Phone: [REDACTED]

Attention: Mo Tianquan

3.	In the event of any conflict between this Agreement and the Exclusive Call Option Agreement, this Agreement shall prevail; if there is any unsettled matter in this Agreement, the Exclusive Call Option Agreement shall prevail.

4.	This Agreement is made in five (5) copies and each Party holds one (1) copy with the same legal effect.

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(Signature page of Supplementary Agreement to the Exclusive Call Option Agreement)

Party A (seal): Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Authorized representative (signature):	/s/

Party B(I): Tianquan Mo

Signature:	/s/ Tianquan Mo

Party B(II): Yu Huang

Signature:	/s/ Yu Huang

Party C (seal): Beijing Zhong Zhi Hong Yuan Data Information Technology Co., Ltd.

Authorized representative (signature):	/s/

Party D (seal): China Index Holdings Limited

Authorized representative (signature):	/s/

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